Pricing Supplement No. 11 dated March 30, 2005               Rule 424(b)(3)
(To Prospectus dated November 13, 2001                       File No. 333-72340
and Prospectus Supplement dated November 13, 2001)

                           Colgate-Palmolive Company

                       Medium-Term Notes - Floating Rate

                                    Series E

     We are hereby offering to sell Notes having the terms specified below to you with the assistance of Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc., UBS Securities LLC and Morgan Stanley & Co. Incorporated (the "Agents"), each acting as principal, at a fixed initial public offering price of 100% of the principal amount.

Principal Amount:   $33,203,000       Trade Date:   March 30, 2005
Issue Price:  100%                    Original Issue Date:  April 4, 2005
Initial Interest Rate: 2.82%          Net Proceeds to Colgate:  $32,870,970
Stated Maturity Date:  April 4, 2045  Agent's Discount or Commission:  $332,030
CUSIP Number:   194 16 QDF 4


Base Rate:
   [ ]  Certificate of Deposit Rate
   [ ]  CMT Rate
   [ ]  Commercial Paper Rate
   [ ]  Eleventh District Cost of Funds Rate
   [X]  LIBOR Telerate:  Page 3750 [    ]  LIBOR Reuters
   [ ]  Prime Rate
   [ ]  Treasury Rate
   [ ]  Other (see attached)

Interest Reset Dates: January 4, April 4, July 4 and October 4 of each year, commencing on July 4, 2005

Interest Determination Dates: Quarterly, two London Banking Days prior to each Interest Reset Date

Interest Rate Reset Period:  Quarterly

Interest Payment Dates: January 4, April 4, July 4 and October 4 of each year, commencing on July 4, 2005

Index Maturity:  3 month

Index Currency:  US Dollars

Spread:  - 0.30%

Spread Multiplier:  N/A

Maximum Interest Rate:  N/A

Minimum Interest Rate:  N/A



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Day Count Convention:
        [ ]  30/360 for the period from ________ to ________
        [X]  Actual / 360 for the period from April 4, 2005 to April 4, 2045.
        [ ]  Actual / Actual for the period from ______  to ______

Redemption:           The Notes may be redeemed at the option of Colgate prior
                      to the stated maturity date. See "Other Provisions -
                      Optional Redemption" below.

Optional Repayment:   The Notes may be repaid at the option of the holders
                      prior to the stated maturity date. See "Other Provisions
                      - Optional Repayment" below.

Currency:
          Specified Currency:  US Dollars
          Minimum Denomination: $1,000

Original Issue Discount: [ ]  [X] No
        Total amount of OID:
        Yield to Maturity:
        Initial Accrual Period:

Form:      [X]  Book-entry      [ ]  Certificated


[X]    Other provisions:

Optional Redemption:  Colgate may at its option elect to redeem the
                      Notes, in whole or in part, in increments of $1,000 or any multiple of $1,000, upon not less than 30 nor more than 60 days' prior written notice to the holders, on April 4, 2035 or on any business day thereafter at the following redemption prices corresponding to the periods set forth below (expressed as a percentage of the principal amount of the Notes), together with any accrued interest to the redemption date:



                        If Redeemed During
                      the 12-Month Period Commencing on:        Redemption Price
                      ----------------------------------        ----------------

                                 April 4, 2035                       105.00%
                                 April 4, 2036                       104.50
                                 April 4, 2037                       104.00
                                 April 4, 2038                       103.50
                                 April 4, 2039                       103.00
                                 April 4, 2040                       102.50
                                 April 4, 2041                       102.00
                                 April 4, 2042                       101.50
                                 April 4, 2043                       101.00



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                                 April 4, 2044
               and thereafter to, but excluding, maturity 100.50




Optional Repayment:   Notwithstanding anything to the contrary contained in the
                      Prospectus Supplement dated November 13, 2001, the holders of the Notes may elect to cause Colgate to repurchase the Notes, in whole or in part, in increments of $1,000 or any multiple of $1,000, upon not less than 30 nor more than 60 days' prior written notice to Colgate, on April 4 of each of the years set forth below, at the amounts corresponding to the years set forth below
                      (expressed as a percentage of the principal amount of the Notes), together with any accrued interest to the repayment date:


                                 Repayment Date                Repayment Price
                                 --------------                ---------------
                                  April 4, 2006                      98.00%
                                  April 4, 2007                      98.00
                                  April 4, 2008                      98.00
                                  April 4, 2009                      98.00
                                  April 4, 2010                      98.00
                                  April 4, 2011                      99.00
                                  April 4, 2012                      99.00
                                  April 4, 2013                      99.00
                                  April 4, 2014                      99.00
                                  April 4, 2015                      99.00
                                April 4, 2016 and
                           April 4 of each third year               100.00
                             thereafter to maturity



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


     The Agents have severally, and not jointly, agreed to purchase from us, and we have agreed to sell to the Agents, the principal amount of Notes set forth opposite their respective names.

             Agent                                   Principal Amount of Notes
-------------------------------------                -------------------------
Merrill Lynch, Pierce, Fenner & Smith                        $12,000,000
  Incorporated
Citigroup Global Markets Inc.                                  8,553,000
UBS Securities LLC                                             7,150,000
Morgan Stanley & Co. Incorporated                              5,500,000
                                                             -----------
Total                                                        $33,203,000
                                                             ===========


Use of Proceeds:
----------------

     The net proceeds from the sale of the Notes will be used by Colgate to retire commercial paper which was issued by Colgate for general corporate purposes and working capital. As of March 30, 2005, Colgate's outstanding commercial paper had a weighted average interest rate of 1.99% with maturities ranging from 1 day to 48 days.

Certain United States Federal Income Tax Considerations:
-------------------------------------------------------

     The following discussion supplements the discussion contained in the Prospectus Supplement dated November 13, 2001 under the heading "Certain United States Income Federal Tax Considerations." Prospective purchasers of Notes are advised to consult their own tax advisors with respect to tax matters relating to the Notes.

     Notes Used as Qualified Replacement Property.

     Prospective investors seeking to treat the Notes as "qualified replacement property" for purposes of Section 1042 of the Internal Revenue Code of 1986, as amended (the "Code"), should be aware that Section 1042 requires the issuer to meet certain requirements in order for the Notes to constitute qualified replacement property. In general, qualified replacement property is a security issued by a domestic corporation that did not, for the taxable year preceding the taxable year in which such security was purchased, have "passive investment income" in excess of 25 percent of the gross receipts of such corporation for such preceding taxable year (the "passive income test"). For purposes of the passive income test, where the issuing corporation is in control of one or more corporations or such issuing corporation is controlled by one or more other corporations, all such corporations are treated as one corporation (the "affiliated group") when computing the amount of passive investment income under Section 1042.

     Colgate believes that less than 25 percent of its affiliated group's gross receipts is passive investment income for the taxable year ending December 31, 2004. In making this determination, Colgate has made certain assumptions and used procedures which it believes are reasonable. Colgate cannot give any assurance as to whether it will continue to meet the passive income test. It is, in addition, possible that the Internal Revenue Service may disagree with the manner in which Colgate has calculated the affiliated group's gross receipts (including the characterization thereof) and passive investment income and the conclusions reached herein.

     The Notes are a new issue of securities with no established trading market. No assurance can be given as to whether a trading market for



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the Notes will develop or as to the liquidity of a trading market for the
Notes. The availability and liquidity of a trading market for the Notes will also be affected by the degree to which purchasers treat the Notes as qualified replacement property.

Legal Matters:
--------------

     Sidley Austin Brown & Wood LLP, New York, New York has acted as counsel for Colgate. Mayer Brown Rowe and Maw LLP has acted as counsel for the Agents.



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